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                                                                     EXHIBIT C-3

                           LIQUIDATING AGENT AGREEMENT



         This Agreement is made this 31st day of August, 1998 by and between Scudder Investor Services, Inc. (the "Liquidating Agent") and Brown Brothers Harriman & Co. (the "Custodian").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a Redemption Right Statement dated September 1, 1998, Scudder Spain and Portugal Fund, Inc. (the "Fund") has offered to its shareholders the right to demand the repurchase of their shares in the amount of up to 4,883,365 of the 6,511,154 outstanding shares of its common stock in exchange for a pro rata portion of the Fund's assets, including each of the securities (other than short-term fixed income securities with maturities of less than one year or securities with transfer restrictions and certain illiquid securities) held in the Fund's investment portfolio (the "Portfolio Securities"), including any cash held by the Fund (the "Redemption Right"); and

         WHEREAS, the Fund has appointed the Custodian to serve as custodian on behalf of the shareholders of the Fund who have elected to exercise the Redemption Right; and

         WHEREAS, pursuant to such Redemption Right, redeeming shareholders may direct that all of the Portfolio Securities received as proceeds from the repurchase of shares of the Fund be liquidated; and

         WHEREAS, the Custodian has established a separate account for the liquidation of the Portfolio Securities (the "Liquidating Account"); and

         WHEREAS, the Fund has designated Scudder Investor Services, Inc. to serve as Liquidating Agent on behalf of those shareholders who have directed the liquidation of their proceeds of the Redemption Right;

         NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

         1. DUTIES OF THE LIQUIDATING AGENT.

         (A) The Liquidating Agent, in liquidating the Liquidating Account, shall effect trades in open-market transactions using executing brokers selected in its absolute discretion; provided that the Liquidating Agent shall seek best execution.

         (B) During the term of the liquidation, the Liquidating Agent shall have the authority to vote all proxies solicited by or with respect to the issuers of securities in which assets of the
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Liquidating Account may be invested. The Liquidating Agent shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Liquidating Shareholders. In acting upon any rights offerings involving Portfolio Securities to be liquidated which expire during the liquidation process, the Liquidating Agent shall sell the right to the extent possible. Any dividends paid with respect to Portfolio Securities to be liquidated during the liquidation process shall be credited to the benefit of shareholders who have requested liquidation of such Portfolio Securities received.

         (C) The Liquidating Agent agrees that it shall sell the Portfolio Securities in the Liquidating Account so as to prevent, to the extent possible, any negative effect on the market for such Portfolio Securities and shall have liquidated all Portfolio Securities in the Liquidating Account by no later than November 30, 1998.

         2. COMPENSATION AND EXPENSES. For it services hereunder, the Liquidating Agent shall be entitled to reimbursement for all transactional fees related the disposition of the Liquidating Account and any customary brokerage commissions. Such expenses shall be deducted from the Liquidating Account and forwarded to the Liquidating Agent by the Custodian upon the completion of the liquidation.

         3. DUTIES OF THE CUSTODIAN. The Custodian shall segregate on its books and hold pursuant to the terms of this Agreement a Liquidating Account to facilitate the liquidation of Portfolio Securities.

     (A) Except as specifically set forth in this Agreement, the Custodian shall perform its duties as custodian under the terms set forth in the Custodian Agreement governing custody of the Fund ("Custodian Agreement").

     (B) Notwithstanding Section 3(A) the Liquidating Account shall not be a part of the Fund, but shall be held for benefit of the shareholders that have elected to demand the repurchase of their shares in the Fund.

     (C) In the performance of its duties with respect to the Liquidating Account, the Custodian shall be entitled to rely on the Instructions of the Liquidating Agent.

The Custodian shall be entitled to compensation for its services in accordance with the fee schedule established under the Custodian Agreement.

         4. LIMITATION ON LIABILITY

         Neither the Custodian nor the Liquidating Agent shall be liable in the absence of gross negligence or intentional misconduct in the performance of their duties under this Agreement.
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                         SCUDDER INVESTOR SERVICES, INC.



                                         By: _______________________________
                                             Name:
                                             Title:



                                         BROWN BROTHERS HARRIMAN & CO.



                                         By: _______________________________
                                             Name:
                                             Title: